EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES INCREASED EARNINGS
 FOR ITS 196th YEAR OF OPERATION IN 2011

York, Pennsylvania, March 12, 2012:  The York Water Company’s (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company’s fourth quarter and 2011 earnings.

President Hines reported that operating revenues for the fourth quarter of 2011 increased $327,000 over the fourth quarter of 2010 and net income for the fourth quarter of 2011 increased $47,000 compared to the 2010 fourth quarter.  Higher operating revenues and lower income taxes offset increases in maintenance, depreciation and retirement expenses.  Earnings per share for the fourth quarter of 2011 were $0.01 lower than the fourth quarter of 2010.

President Hines also reported that annual operating revenues for 2011 increased $1,624,000 and that net income increased $155,000 compared to 2010.  Higher water revenues due to growth in the customer base and a rate increase effective in November 2010, and lower income taxes caused the majority of the increase in net income.  Increased net income was partially offset by higher distribution maintenance expenses, increased retirement and depreciation expenses, an increase in the allowance for doubtful accounts, and higher interest on long-term debt.  Earnings per share were $0.71 in both 2011 and 2010.

Although revenues and net income were higher in 2011, they were impacted by a reduction in water usage due to record rainfall in the Company’s service area. The total rainfall for 2011 was about 63.0 inches which was over 3 inches greater than the previous record of 59.8 inches set in 1972 and nearly 22 inches, or 53%, greater than the average annual precipitation of 41.2 inches. York Water has been maintaining rainfall records since 1888.

During the year, the Company invested $9.5 million in capital projects for upgrades to water treatment facilities and standpipes as well as various replacements of aging infrastructure.  During 2011, the Company replaced or relined over 41,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  President Hines reported that York Water plans to invest approximately $12.0 million in 2012 and $13.7 million in 2013 for expansion and improvements to its pipes, facilities and dams to ensure a safe, adequate, and reliable water supply for the Company’s growing customer base.
	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2011	2010	2011	2010
Operating Revenues	$10,081	$9,754	$40,629	$39,005
Net Income	$2,123	$2,076	$ 9,084	$ 8,929
Average Number of Common Shares Outstanding	12,772	12,672	12,734	12,627
Basic Earnings Per Common Share	$ 0.16	$ 0.17	$ 0.71	$ 0.71
Dividends Paid Per Common Share	$0.134	$0.131	$ 0.527	$ 0.515

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.